As filed with the Securities and Exchange Commission on December 1, 1999
                                               Registration No. 333-____________

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                             Interactive Magic, Inc.
               (Exact name of issuer as specified in its charter)

            North Carolina                                   56-2092059
----------------------------------------        --------------------------------
    (State or other jurisdiction of                       (I.R.S. Employee
    incorporation or organization)                     Identification Number)

       215 Southport Drive, Suite 1000, Morrisville, North Carolina 27560
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              (Address of Principal Executive Offices)            (Zip Code)

                             Interactive Magic, Inc.
                        1998 Employee Stock Purchase Plan
                                 1998 Stock Plan
        1995 Employees' Class B Common Stock Incentive Stock Option Plan
                            (Full title of the plans)

                     Michael Pearce, Chief Executive Officer
                             Interactive Magic, Inc.
                        215 Southport Drive, Suite 1000,
                        Morrisville, North Carolina 27560
                     (Name and address of agent for service)

                                 (919) 461-0722
          (Telephone number, including area code, of agent for service)

          -------------------------------------------------------------

                                   Copies to:
                            Donald R. Reynolds, Esq.
                              Kevin A. Prakke, Esq.
                        Wyrick Robbins Yates & Ponton LLP
                        4101 Lake Boone Trail, Suite 300
                          Raleigh, North Carolina 27607
                                 (919) 781-4000

          -------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
Title of securities                                  Proposed maximum            Proposed maximum
 to be registered       Amounts to be registered   offering price per share   aggregate offering price   Amount of registration fee
 ----------------       ------------------------   ------------------------   ------------------------   --------------------------
Common Stock, par
value $.10 per share     5,175,000 shares (1)           $1.9375 (2)             $10,026,562.50 (2)            $2,648.00 (2)
===================================================================================================================================

(1) Includes 500,000 shares reserved for issuance under the 1998 Employee Stock Purchase Plan, 1,800,000 shares reserved for issuance under the 1998 Stock Plan and 2,875,000 shares reserved for issuance under the 1995 Employees' Class B Common Stock Incentive Stock Option Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low prices for the Common Stock on the NASDAQ SmallCap Market System on November 30, 1999.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents heretofore filed by Interactive Magic, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

                  (a) The Company's Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 31, 1998, filed pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act");

                  (b) The Company's Quarterly Reports on Form 10-QSB, as amended, for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, filed pursuant to Section 13 of the Exchange Act; and

                  (c) The Company's Current Reports on Form 8-K filed January 29, 1999, February 22, 1999, July 15, 1999, August 3, 1999, August 4, 1999,
August 25, 1999, October 15, 1999, and October 26, 1999 and Form 8-K amendments on July 15, 1999 and September 7, 1999, pursuant to Section 13 of the Exchange Act.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered under this registration statement have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.


Item 4.  DESCRIPTION OF SECURITIES.

         Not applicable.


Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.


Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Articles of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the fullest extent permitted by Section 55-8-30(e) of the North Carolina Business Corporation Act

(the "Business Corporation Act") and (ii) require the Company to indemnify its directors and officers to the fullest extent permitted by Section 55-8-50 through 55-8-58 of the Business Corporation Act, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 55-8-51 and 55-8-57 of the Business Corporation Act, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the Business Corporation Act. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions that the director believes to be contrary to the best interests of the Company or its shareholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its shareholders when the director was aware or should have been aware of a risk of serious injury to the Company or its shareholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, for improper transactions between the director and the Company and for improper distributions to shareholders and loans to directors and officers. These provisions do not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         The Company's Bylaws require the Company to indemnify its directors and officers against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) and other amounts actually and reasonably incurred in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company's Bylaws also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.


Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.


Item 8. EXHIBITS.

        The following exhibits are filed as part of this Registration Statement:

Exhibit
Number                            Description
------   -----------------------------------------------------------------------
  5.1    Opinion of Wyrick Robbins Yates & Ponton LLP.

 23.1    Consent of Ernst & Young LLP.

 23.2    Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibit 5.1).

 24.1    Power of Attorney (see page S-1).


Item 9.  UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on the 30th day of November 1999.

                             INTERACTIVE MAGIC, INC.



                             By: /s/ Michael Pearce
                                 -----------------------------------------
                                 Michael Pearce
                                 Chief Executive Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Michael Pearce and Robert Hart, and each of them, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related Registration Statements filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.


  Signature                     Title                              Date


/s/ Michael Pearce   Chief Executive Officer and
------------------   (Principal Executive Officer)           November 30, 1999
Michael Pearce


/s/ Robert Hart      Chief Financial Officer
------------------   (Principal Financial and Accounting     November 30, 1999
Robert Hart          Officer)

/s/ J. W. Stealey    Director                                November 30, 1999
------------------
J. W. Stealey

/s/ J. Nicholas England     Director                          November 30, 1999
------------------------
J. Nicholas England

/s/ David H. Kestel         Director                          November 30, 1999
------------------------
David H. Kestel

/s/ W. Joseph McClelland    Director                          November 30, 1999
------------------------
W. Joseph McClelland

/s/ Jacob Agam              Director                          November 30, 1999
------------------------
Jacob Agam









                                      S-2